Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on September 3, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

LinkedIn Corporation
(Exact name of Registrant as specified in its charter)

Delaware	47-0912023
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2029 Stierlin Court Mountain View, CA 94043 (650) 687-3600 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Jeffrey Weiner
Chief Executive Officer
LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94043
(650) 687-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Katharine A. Martin, Esq. Lisa L. Stimmell, Esq. Wilson Sonsini Goodrich & Rosati, P.C. Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300	Erika Rottenberg, Esq. Lora D. Blum, Esq. LinkedIn Corporation 2029 Stierlin Court Mountain View, CA 94043 (650) 687-3600	Eric C. Jensen, Esq. David G. Peinsipp, Esq. Cooley LLP 3000 El Camino Real Palo Alto, CA 94304 (650) 843-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

☒ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

Calculation of registration fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)

Class A Common Stock $0.0001 par value per share	—	—	—	—

(1)    An indeterminate aggregate initial offering price or number of shares of Class A Common Stock is being registered as may from time to time be issued at indeterminate prices. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of the registration fee. Any registration fee will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 3, 2013

Preliminary prospectus

$1,000,000,000

Class A common stock

We are offering $1.0 billion of Class A common stock.

We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible at any time into one share of Class A common stock. Following this offering, outstanding shares of Class B common stock will represent approximately 65.2% of the voting power of our outstanding capital stock, and outstanding shares of Class B common stock held by our co-founder and board Chair, Reid Hoffman, will represent approximately 59.3% of the voting power of our outstanding capital stock.

Our Class A common stock is listed on the New York Stock Exchange under the symbol "LNKD". On August 30, 2013, the last reported sale price of our Class A common stock on the New York Stock Exchange was $240.04 per share.

Investing in our common shares involves a high degree of risk. See "Risk factors" beginning on page 10.

	Per share	Total

Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)    See "Underwriting."

We have granted the underwriters an option for a period of 30 days to purchase up to a number of additional shares of our common stock equal to 15% of the number of shares offered hereby at the public offering price less the underwriting discounts and commissions.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock to purchasers on                           , 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

J.P. Morgan	Morgan Stanley	Goldman, Sachs & Co.	BofA Merrill Lynch
Allen & Company LLC

The date of this prospectus is                           , 2013

You should rely only on the information contained or incorporated by reference in this prospectus and any free writing prospectus provided in connection with this offering. We have not authorized anyone to provide any information other than the information contained or incorporated by reference in this prospectus or any free writing prospectus provided in connection with this offering. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or any free writing prospectus provided in connection with this offering and in any documents incorporated by reference in this prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of any such document, or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus, any free writing prospectus provided in connection with this offering and the documents incorporated by reference in this prospectus in making your investment decisions.

For investors outside the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering of our common stock described in this prospectus and the distribution of this prospectus or any free writing prospectus.

 Prospectus summary

This summary highlights information contained elsewhere in this prospectus and the documents incorporated herein by reference. You should read the following summary together with the more detailed information appearing in this prospectus and the documents incorporated herein by reference, including our consolidated financial statements and related notes and risk factors, before deciding whether to purchase shares of our common stock. When we refer to "LinkedIn Corporation," the "Company", "we," "our," "us" or use similar words, we mean LinkedIn Corporation and all of its subsidiaries collectively, unless the context otherwise requires or expressly indicated.

LinkedIn Corporation

We are the world's largest professional network on the Internet with more than 238 million members in over 200 countries and territories. Through our proprietary platform, members are able to create, manage and share their professional identity online, build and engage with their professional network, access shared knowledge and insights, and find business opportunities, enabling them to be more productive and successful. We believe we are the most extensive, accurate and accessible network focused on professionals.

Our comprehensive platform provides members with solutions, including applications and tools, to search, connect and communicate with business contacts, learn about attractive career opportunities, join industry groups, research organizations and share information. At the core of our platform are our members, who create profiles that serve as their professional profiles and are accessible by any other member, as well as (unless a member chooses otherwise) anyone with an Internet connection. We believe that our platform allows our members to compete more effectively, make better decisions faster and manage their careers to achieve their full potential.

The cornerstone of our business strategy is to focus on our members first. We provide the majority of our solutions to our members at no cost. We believe this approach provides the best way to continue to build a critical mass of members, resulting in beneficial network effects that promote greater utilization of our solutions, higher levels of engagement and increased value for all of our members.

We provide enterprises and professional organizations of all sizes with solutions designed to identify specific talent within our global network, enable their employees to be more productive and successful, build brand awareness, and market their products and services. Enterprises and professional organizations that use our solutions include large corporations, small- and medium-sized businesses, educational institutions, government agencies, non-profit organizations and other similar entities. Our current products for enterprises and professional organizations include hiring solutions, marketing solutions and premium subscriptions. Our hiring solutions are transforming the talent acquisition market by providing unique access not only to active job seekers but also to passive candidates who are not actively looking to change jobs. Our marketing solutions enable enterprises to reach a large audience of influential and affluent professionals and connect them to relevant products and services.

We generate revenue from enterprises and professional organizations by selling our Talent Solutions and Marketing Solutions offline through our field sales organization or online on our website. We also generate revenue from members, acting as individuals or on behalf of their enterprise or professional organization, who subscribe to our premium services. We strive to ensure that our Talent Solutions, Marketing Solutions and Premium Subscriptions provide both a high level of value for our customers and also a high degree of relevance for our members. We believe this monetization strategy properly aligns objectives among members, customers and our entire network and supports our financial objective of sustainable revenue and earnings growth over the long term.

Our mission

Our mission is to connect the world's professionals to make them more productive and successful. Our members come first. We believe that prioritizing the needs of our members is the most effective, and ultimately the most profitable, way to accomplish our mission and to create long-term value for all of our stakeholders. We will continue to concentrate on opportunities we believe are in the best long-term interests of our members. Our long-term approach enables us to invest, innovate and pioneer in unexplored segments of our industry to increase the value proposition for our members through our proprietary platform and extensive data.

Our solutions are designed to enable professionals to achieve higher levels of performance and professional success and enable enterprises and professional organizations to find and connect with the world's best talent.

Our vision

Our vision is to create economic opportunity for every member of the global workforce. This vision not only applies to each of our members, but every professional in the global labor force, each of whom has the ability to create economic opportunities for others. We believe this is the fundamental power of our network.

Risks associated with our business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled "Risk factors" immediately following this prospectus summary. Some of the risks are:

•
we have a limited operating history in a new and unproven market, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful;

•
we may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our services are accessible at all times with short or no perceptible load times;

•
if our security measures are compromised, or if our services are subject to attacks that degrade or deny the ability of members to access our solutions, members and customers may curtail or stop the use of our solutions;

•
our core value of putting our members first may conflict with the short-term interests of our business;

•
the number of our registered members is higher than the number of actual members, and a substantial majority of our page views are generated by a minority of our members; and

•
the dual class structure of our common stock has the effect of concentrating voting control with those stockholders who hold Class B common stock, which is entitled to 10 votes per share, as opposed to the Class A common stock that we and the selling stockholders are offering, which is entitled to one vote per share. Specifically, as of June 30, 2013, outstanding shares of Class B common stock represented approximately 66.2% of the voting power of our outstanding capital stock, and outstanding shares of Class B common stock held by our co-founder and board Chair, Reid Hoffman, represented approximately 60.2% of the voting power of our outstanding capital stock.

Corporate information

We were incorporated in Delaware in March 2003 under the name LinkedIn, Ltd. and changed our name to LinkedIn Corporation in January 2005. Our principal executive offices are located at 2029 Stierlin Court, Mountain View, CA 94043, and our telephone number is (650) 687-3600. Our website address is www.linkedin.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

LinkedIn, the LinkedIn logo and other trademarks or service marks of LinkedIn appearing in this prospectus are the property of LinkedIn. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

 The offering

Class A common stock offered by us	4,165,972 shares(1)
Class A common stock outstanding after the offering	97,732,877 shares(1)
Class B common stock outstanding after the offering	18,336,655 shares
Total Class A and Class B common stock outstanding after the offering	116,069,532 shares(1)
Option to purchase additional shares of Class A common stock from us	624,895 shares(2)
Use of proceeds
The principal purposes of this offering are to increase our financial flexibility and to further strengthen our balance sheet. We intend to use the net proceeds from the shares we are offering primarily for general corporate purposes, including working capital, further expansion of our product development and field sales organizations, international expansion, general administrative matters and for capital expenditures, including infrastructure. In addition, we may use a portion of the proceeds from this offering for strategic acquisitions of, or investments in, complementary businesses, technologies or other assets. See "Use of proceeds" on page 37.
Risk factors	You should carefully consider the risk factors contained in and incorporated by reference in this prospectus before making an investment decision. See "Risk factors" beginning on page 10.
NYSE symbol	"LNKD"

(1)    The number of shares of our Class A common stock offered by us in this offering and outstanding after the offering is based on an aggregate offering of $1.0 billion at an assumed price of $240.04, the last reported sale price of our Class A common stock on the New York Stock Exchange on August 30, 2013.

(2)    Based on an option to be granted to the underwriters to purchase up to 15% of the Class A common stock offered by us in this offering.

The total number of shares of our Class A and Class B common stock outstanding after this offering is based on 93,566,905 shares of our Class A common stock and 18,336,655 shares of our Class B common stock outstanding, as of June 30, 2013, and excludes:

•
5,573,418 shares of our Class B common stock issuable upon the exercise of outstanding options as of June 30, 2013 at a weighted-average exercise price of $8.75 per share;

•
1,060,547 shares of our Class A common stock issuable upon the exercise of outstanding options as of June 30, 2013 at a weighted-average exercise price of $129.19 per share;

•
4,093,725 shares of our Class A common stock issuable upon the release of outstanding restricted stock units as of June 30, 2013;

•
9,156,698 shares of our Class A common stock reserved for future grant or issuance under our 2011 Equity Incentive Plan as of June 30, 2013; and

•
2,968,214 shares of our Class A common stock reserved for issuance under our 2011 Employee Stock Purchase Plan as of June 30, 2013.

Unless otherwise stated, information in this prospectus (except for the historical financial statements) assumes:

•
no exercises of options; and
•
no exercise of the underwriters' option to purchase additional shares.

 Summary consolidated financial data

We present below our summary consolidated financial data. The summary consolidated statements of income data for fiscal years 2010, 2011 and 2012 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus. The summary consolidated statements of income data for the six months ended June 30, 2012 and 2013 and the summary consolidated balance sheet data as of June 30, 2013 have been derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus. The unaudited consolidated financial data include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that management considers necessary for the fair presentation of the financial information set forth in those statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The historical results presented below are not necessarily indicative of financial results to be achieved in future periods, and the results for the six months ended June 30, 2013, are not necessarily indicative of results to be expected for the full year 2013 or for any other future period. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and related notes, each included in our annual report on Form 10-K for the year ended December 31, 2012, and our quarterly report on Form 10-Q for the quarter ended June 30, 2013, incorporated by reference into this prospectus.

	Year ended December 31,			Six months ended June 30,
(in thousands, except per share data)	2010	2011	2012	2012	2013

Consolidated statements of operations data:
Net revenue	$243,099	$522,189	$972,309	$416,663	$688,366
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	44,826	81,448	125,521	55,500	91,648
Sales and marketing	58,978	164,703	324,896	141,624	231,693
Product development	65,104	132,222	257,179	107,173	176,280
General and administrative	35,064	74,871	128,002	55,828	99,009
Depreciation and amortization	19,551	43,100	79,849	32,430	57,999

Total costs and expenses	223,523	496,344	915,447	392,555	656,629

Income from operations	19,576	25,845	56,862	24,108	31,737
Other income (expense), net	(610)	(2,903)	252	(444)	(560)

Income before income taxes	18,966	22,942	57,114	23,664	31,177
Provision for income taxes	3,581	11,030	35,504	15,864	4,827

Net income	$15,385	$11,912	$21,610	$7,800	$26,350

Net income attributable to common stockholders	$3,429	$11,912	$21,610	$7,800	$26,350

Net income per share attributable to common stockholders:
Basic	$0.08	$0.15	$0.21	$0.08	$0.24

Diluted	$0.07	$0.11	$0.19	$0.07	$0.23

Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	42,446	77,185	105,166	103,198	110,334

Diluted	46,459	104,118	112,844	111,813	116,017

Other financial and operational data:
Adjusted EBITDA(1)	$47,959	$98,713	$223,030	$88,487	$172,029
Number of registered members (at period end)	90,437	144,974	201,912	173,945	238,072

(1)    We define adjusted EBITDA as net income, plus: provision for income taxes, other (income) expense, net, depreciation and amortization, and stock-based compensation. Please see "Adjusted EBITDA" below for more information and for a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP.

Stock-based compensation included in the statements of operations data above was as follows:

	Year ended December 31,			Six months ended June 30,
(in thousands)	2010	2011	2012	2012	2013

Cost of revenue	$439	$1,678	$6,416	$2,037	$6,719
Sales and marketing	1,225	8,074	17,726	7,195	15,704
Product development	3,248	13,625	46,026	16,461	42,523
General and administrative	3,920	6,391	16,151	6,256	17,347

Total stock-based compensation	$8,832	$29,768	$86,319	$31,949	$82,293

	As of December 31,		As of June 30, 2013
(in thousands)	2011	2012

Consolidated balance sheet data:
Cash and cash equivalents	$339,048	$270,408	$262,670
Short-term investments	238,456	479,141	610,728
Property and equipment, net	114,850	186,677	292,715
Working capital	499,268	603,418	652,240
Total assets	873,697	1,382,330	1,687,960
Total stockholders' equity	624,979	908,424	1,111,017

Adjusted EBITDA

To provide investors with additional information regarding our financial results, we have disclosed in the table above and within this prospectus adjusted EBITDA, a non-GAAP financial measure. We have provided a reconciliation below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We have included adjusted EBITDA in this prospectus because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, adjusted EBITDA is a key financial measure used by the compensation committee of our board of directors in connection with the payment of bonuses to our executive officers. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Our use of adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•
adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

•
adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

•
other companies, including companies in our industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results. The following table presents a reconciliation of adjusted EBITDA for each of the periods indicated:

	Year ended December 31,			Six months ended June 30,
(in thousands)	2010	2011	2012	2012	2013

Reconciliation of adjusted EBITDA:
Net income	$15,385	$11,912	$21,610	$7,800	$26,350
Provision for income taxes	3,581	11,030	35,504	15,864	4,827
Other (income) expense, net	610	2,903	(252)	444	560
Depreciation and amortization	19,551	43,100	79,849	32,430	57,999
Stock-based compensation	8,832	29,768	86,319	31,949	82,293

Adjusted EBITDA	$47,959	$98,713	$223,030	$88,487	$172,029

Risk factors

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus or incorporated into this prospectus by reference, including our consolidated financial statements and related notes, before deciding whether to purchase shares of our Class A common stock. If any of the following risks are realized, our business, operating results and prospects could be materially and adversely affected. In that event, the price of our Class A common stock could decline, and you could lose part or all of your investment.

Risks related to our business

We have a limited operating history in new and unproven markets, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in new and unproven markets that may not develop as expected. This limited operating history makes it difficult to effectively assess or forecast our future prospects. You should consider our business and prospects in light of the risks and difficulties we encounter or may encounter in these rapidly evolving markets. These risks and difficulties include our ability to, among other things:

•
hire, integrate and retain world class talent;

•
continue to earn and preserve our members' trust with respect to their professional reputation and information;

•
develop and maintain a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased member usage globally while also implementing appropriate localization, as well as the deployment of new features and products;

•
avoid interruptions or disruptions in our service or slower than expected load times for our services;

•
increase our number of members and member engagement;

•
responsibly use the data that our members share with us to provide solutions that make our members more productive and successful and that are critical to the talent, marketing and sales needs of enterprises and professional organizations;

•
process, store, protect and use personal data in compliance with governmental regulations, contractual obligations and other legal obligations related to privacy and security;

•
halt the operations of websites that aggregate our data as well as data from other companies, or copycat websites that have misappropriated our data;

•
increase revenue from the solutions we provide;

•
successfully adapt to mobile markets and optimize services for mobile devices;

•
successfully expand our business in markets outside the United States;

•
successfully compete with other companies that are currently in, or may in the future enter, the online professional networking space; and

•
defend ourselves against litigation, regulatory, intellectual property, privacy and other claims.

If the market for online professional networks does not develop as we expect, or if we fail to address the needs of this market, our business will be harmed. We may not be able to successfully address these risks and difficulties or others, including those described elsewhere in these risk factors. Failure to adequately address these risks and difficulties could harm our business and cause our operating results to suffer.

We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our services and solutions are accessible within an acceptable load time. Additionally, natural disasters or other catastrophic occurrences beyond our control could interfere with access to our services.

A key element to our continued growth is the ability of our members, users (whom we define as anyone who visits one of our websites through a computer or application on a mobile device, regardless of whether or not they are a member), enterprises and professional organizations in all geographies to access our websites, services and solutions within acceptable load times. We call this website performance. We have experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing our services simultaneously, and denial of service or fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these website performance problems within an acceptable period of time. We expect it will become increasingly difficult to maintain and improve our website performance, especially during peak usage times and as our solutions become more complex and our total user traffic increases. If our services are unavailable when users attempt to access them or they do not load as quickly as users expect, they may seek other websites or services to obtain the information for which they are looking, and may not return to our website or use our services as often in the future, or at all. This would negatively impact our ability to attract members, enterprises and professional organizations and increase engagement of our members and users. We expect to continue to make significant investments to maintain and improve website performance and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be harmed.

We have implemented a disaster recovery program, which allows us to move production to a back-up data center in the event of a catastrophe. Although this program is functional, it does not yet provide a real-time back-up data center, so if our primary data center shuts down, there will be a period of time that our services will remain shut down while the transition to the back-up data center takes place.

Our systems are also vulnerable to damage or interruption from catastrophic occurrences such as earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks and similar events. Our U.S. corporate offices and certain of the facilities we lease to house our computer and telecommunications equipment are located in the San Francisco Bay Area and Southern California, both regions known for seismic activity. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our hosting facilities could result in lengthy interruptions in our services.

We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to the growth of our business that may result from interruptions in our service as a result of system failures.

If our security measures are compromised, or if our websites are subject to attacks that degrade or deny the ability of members or customers to access our solutions, or if our member data is compromised, members and customers may curtail or stop use of our solutions.

Our solutions involve the collection, processing, storage, sharing, disclosure and usage of members' and customers' information and communications, some of which may be private. We are vulnerable to computer viruses, break-ins, phishing attacks, attempts to overload our servers with denial-of-service or other attacks and similar disruptions from unauthorized use of our computer systems, any of which could lead to interruptions, delays, or website shutdowns, causing loss of critical data or the unauthorized disclosure or use of personally identifiable or other confidential information, such as credit card information. For example, in June 2012, approximately 6.5 million of our members' encrypted passwords were stolen and published on an unauthorized website. If we experience compromises to our security that result in website performance or availability problems, the complete shutdown of our websites, or the loss or unauthorized disclosure of confidential information, our members or customers may be harmed or lose trust and confidence in us, and decrease the use of our website and services or stop using our services in their entirety, we could be subject to liability and litigation, and we would suffer reputational and financial harm. Additionally, we are, and in the future could be, subject to regulatory investigations and litigation in connection with a security breach or related issue, and we could also be liable to third parties for these types of breaches. Such litigation, regulatory investigations and our technical activities intended to prevent future security breaches are likely to require additional management resources and expenditures. We work with third party vendors to process credit card payments by our customers and are subject to payment card association operating rules. If our security measures fail to protect this information adequately or we fail to comply with the applicable operating rules, we could be liable to both our customers for their losses, as well as the vendors under our agreements with them, we could be subject to fines and higher transaction fees, we could face regulatory action, and our customers and vendors could end their relationships with us, any of which could harm our business and financial results.

Unauthorized parties may also attempt to fraudulently induce employees, members or customers to disclose sensitive information in order to gain access to our information or our members' or customers' information or access this information through other means, or abuse our systems in ways that otherwise degrade our users' experience with LinkedIn, such as sending numerous unsolicited emails. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. Any or all of these issues could negatively impact our ability to attract new members and increase engagement by existing members, cause existing members to close their accounts or existing customers to cancel their contracts, subject us to third-party lawsuits, regulatory fines or other action or liability, thereby harming our operating results.

Our core value of putting our members first may conflict with the short-term interests of our business.

One of our core values is to make decisions based on the best long-term interests of our members, which we believe is essential to our success in increasing our member growth rate and engagement and in serving the best, long-term interests of the company and our stockholders. Therefore, in the past, we have forgone, and may in the future forgo, certain expansion or short-term revenue opportunities that we do not believe are in the best interests of our members, even if our decision negatively impacts our operating results in the short term. In addition, as part of our philosophy of putting our members first, as long as our members are adhering to our terms of service, this philosophy may cause disagreements, or negatively impact our relationships, with our existing or prospective customers. This could result in enterprises and professional organizations blocking access to our services or refusing to purchase our Talent or Marketing

Solutions or Premium Subscriptions. Our decisions may not result in the long-term benefits that we expect, in which case our member engagement, business and operating results could be harmed.

The number of our registered members is higher than the number of actual members and a substantial majority of our page views are generated by a minority of our members. Our business may be adversely impacted if we are unable to attract and retain additional members who actively use our services. In addition, the tracking of certain of our performance metrics is done with internal tools and is not independently verified.

The number of registered members in our network is higher than the number of actual members because some members have multiple registrations, other members have died or become incapacitated, and others may have registered under fictitious names or created fraudulent accounts. Given the challenges inherent in identifying these non-actual member accounts, we do not have a reliable system to accurately identify the number of actual members, and thus we rely on the number of registered members as our measure of the size of our network. While the number of registered members represents what we believe to be reasonable estimates of our member base, there are inherent challenges in ensuring that the number of registered members presents an accurate reflection of our member network. For example, we do not have a reliable system for identifying and counting duplicate or fraudulent accounts, or deceased, incapacitated or other non-members and so we rely on estimates and assumptions. In addition, our methodology for measuring our membership numbers, and specifically for making estimates regarding non-members who should not be included as registered members, has changed over time and may continue to change from time to time. While we are using what we believe to be accurate methods of measuring the number of registered members, there are no methodologies available that would provide us with an exact number of non-actual member types of accounts. Therefore, we cannot assure you that our current or future methodologies are accurate, and we will need to continue to adjust them in the future from time to time, which could result in the number of registered members being lower or higher than expected. Further, a substantial majority of our members do not visit our website on a monthly basis, and a substantial majority of our page views are generated by a minority of our members.

If the number of our actual members does not meet our expectations, if the rate at which we add new members slows or declines or if we are unable to increase the breadth and frequency of our visiting members, then our business may not grow as fast as we expect. In addition, we track certain performance metrics with internal tools, which are not independently verified by any third party. The tracking of this information has a number of limitations, including reliance on estimates and assumptions, which may not be accurate. Our methodologies for tracking these metrics may also change over time, which could result in unexpected changes to our metrics. If the internal tools we use to track these metrics undercount or overcount performance, the data we report may not be accurate. This may harm our operating and financial results and may cause our stock price to decline.

If our members' profiles are out-of-date, inaccurate or lack the information that users and customers want to see, we may not be able to realize the full potential of our network, which could adversely impact the growth of our business.

If our members do not update their information or provide accurate and complete information when they join LinkedIn or experience changes in their professional careers, or do not establish sufficient connections, the value of our network may be negatively impacted because our value proposition as a professional network and as a source of accurate and comprehensive data will be weakened. For example, customers of our Talent Solutions may not find members that meet their qualifications or may misidentify a candidate as having such qualifications, which could result in mismatches that erode customer confidence in our solutions. Similarly, incomplete or outdated member information would diminish the ability of our

Marketing Solutions customers to reach their target audiences and our ability to provide our customers with valuable insights. Therefore, we must provide features and products that demonstrate the value of our network to our members and motivate them to contribute additional, timely and accurate information to their profile and our network. If we fail to successfully motivate our members to do so, our business and operating results could be adversely affected.

We collect, process, store, share, disclose and use personal information and other data, which subjects us to governmental regulations and other legal obligations related to privacy and security, and our actual or perceived failure to comply with such obligations could harm our business.

We collect, process, store, share, disclose and use information about our members and customers, including personal information and other data, and we enable our members to passively and proactively share their personal information with each other and with third parties and to communicate and share news and other information into and across our platform. There are numerous federal, state and local laws around the world regarding privacy and the collection, storing, sharing, using, processing, disclosing and protecting of personal information and other member data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with and may be inconsistent among countries and jurisdictions or conflict with other rules. We generally comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties (including voluntary third-party certification bodies such as TRUSTe). We strive to comply with applicable laws, policies, and legal obligations and certain applicable industry codes of conduct relating to privacy and data protection. However, it is possible that these obligations may be interpreted and applied in new ways and/or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices or that new regulations could be enacted. In addition, governmental agencies may request or take member or customer data for security or informational purposes. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to members, customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personal or other information, which may include personally identifiable information or other member data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our members and customers to lose trust in us, which could have an adverse effect on our business. Additionally, if third parties we work with, such as customers, vendors or developers, violate applicable laws, our policies or other policy-related obligations, such violations may also put our members' information at risk and could in turn have an adverse effect on our business.

Public scrutiny of Internet privacy and security issues may result in increased regulation and different industry standards, which could deter or prevent us from providing our current products and solutions to our members and customers, thereby harming our business.

The regulatory framework for privacy and security issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, display, processing, transmission and security of personal information by companies offering online services have recently come under increased public scrutiny. The U.S. government, including the White House, the Federal Trade Commission, the Department of Commerce and many state governments, are reviewing the need for greater regulation of the collection and use of information concerning consumer behavior with respect to online services, including regulation aimed at restricting certain targeted advertising practices and collection and use of data from mobile devices. The FTC in particular has approved consent decrees resolving complaints and their resulting investigations into the privacy and security practices of a number on-line, social media companies. Similar actions may also impact LinkedIn directly. The FTC and certain members of Congress seek legislation to impose Do-Not-Track requirements, and the White House continues to support a consumer privacy Bill of Rights and comprehensive privacy legislation that could impact the collection of data, internet and social media companies, as well as online and mobile advertising. In addition, the European Union is in the process of promulgating a new General Data Protection Regulation, which would apply across the entire EU and may result in significantly greater compliance burdens for companies with users and operations in Europe. Various government and consumer agencies have also called for new regulation and changes in industry practices. Recently, the State of California and several other states have adopted privacy guidelines with respect to mobile application.

Our business, including our ability to operate and expand internationally or on new technology platforms, could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our websites, mobile applications, products, features or our privacy policy. In particular, the success of our business has been, and we expect will continue to be, driven by our ability to responsibly use the data that our members share with us. Therefore, our business could be harmed by any significant change to applicable laws, regulations or industry standards or practices regarding the use or disclosure of data our members choose to share with us, or regarding the manner in which the express or implied consent of consumers for such use and disclosure is obtained. Such changes may require us to modify our products and features, possibly in a material manner, and may limit our ability to develop new products and features that make use of the data that we collect about our members.

Our business is subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the United States and abroad, including laws regarding privacy, data protection, data security, data retention and consumer protection and the provision of online payment services that are continuously evolving and developing. In addition, some of our members are subject to laws and/or licensing or certification obligations that may restrict their ability to engage with LinkedIn's online services. The scope and interpretation of the laws and other obligations that are or may be applicable to us or certain groups of our members are often uncertain and may be conflicting, particularly laws and other obligations outside the United States. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. In addition, regulatory authorities around the world are considering a number of legislative and regulatory proposals concerning privacy and data protection and other matters that may be applicable to our business. It is also likely that as our business grows and evolves and our solutions are used in a greater number of countries and additional groups, we will become subject to laws and regulations in additional jurisdictions. Further, as our services and solutions expand to include more content (including from third parties), additional laws and regulations may become applicable to our products and offerings including laws requiring us to restrict the availability of such content on a geographical basis or to certain groups of members. In some cases, laws and legal obligations of various jurisdictions may be ambiguous or conflict as to LinkedIn's right to display and distribute certain content as part of its online services. Users of our site and our solutions could also abuse or misuse our products in ways that violate laws. It is difficult to predict how existing laws will be applied to our business and the new laws and legal obligations to which we may become subject.

If we are not able to comply with these laws or other legal obligations or if we (or our members) become liable under these laws or legal obligations, we could be directly harmed, and we may be forced to implement new measures to reduce exposure to this liability. This may require us to expend substantial resources or to discontinue certain solutions, which would negatively affect our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

Many individuals use devices other than personal computers to access online services. If users of these devices do not widely adopt solutions we develop for these devices, our business could be adversely affected.

The number of people who access online services through devices other than personal computers, including smart phones, handheld tablets and mobile telephones has increased dramatically in the past few years and is projected to continue to increase. If the mobile solutions we have developed do not meet the needs of our members or customers, they may reduce their usage of our platform and our business could suffer. Additionally, as new devices and new platforms are continually being released, it is difficult to predict the problems we may encounter in developing versions of our solutions for use on these alternative devices, and we may need to devote significant resources to the creation, support, and maintenance of such devices.

Growth in access to LinkedIn's services through mobile devices as a substitute for access on personal computers may negatively affect our revenue and financial results.

Because access to online services through mobile devices is growing, our members are increasingly accessing LinkedIn on mobile devices. While many of our members who use our online services on mobile devices also access LinkedIn through personal computers, as we have developed our mobile solutions, we have seen substantial growth in mobile usage, and we anticipate that the rate of growth in mobile usage will continue to grow. Advertising is a source of revenue for us, and it is not clear that we will be able find ways for our Marketing Solutions product to be effectively used on mobile devices. Historically, our Marketing Solutions products have not been made widely available on mobile products, and subsequently have not generated a material amount of revenue. We are devoting valuable resources to solutions related to monetization of mobile usage, and have only recently launched these solutions. We cannot assure you that these solutions will be successful. If our members increasingly use mobile devices as a substitute for access to our online services as opposed to personal computers, and if we are unable to successfully implement monetization strategies for our solutions on mobile devices, if these strategies are not as successful as our offerings for personal computers, or if we incur excessive expenses in this effort, our financial performance and ability to grow revenue would be negatively affected.

We expect our operating results to fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet the expectations of securities analysts or investors.

Our revenue and operating results could vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance, our projections or the expectations of securities analysts because of a variety of factors, many of which are outside of our control. Any of these events could cause the market price of our Class A common stock to fluctuate. Factors that may contribute to the variability of our operating results include:

•
our ability to increase our member base and member engagement;

•
disruptions or outages in the availability of our websites or services, actual or perceived breaches of privacy, and compromises of our member data;

•
our commitment to putting our members first even if it means forgoing short-term revenue opportunities;

•
shifts in the way members and users access our websites and services from personal computers to mobile devices;

•
the unproven nature of our business model;

•
changes in our pricing policies or those of our competitors;

•
our ability to increase sales of our products and solutions to new customers and expand sales of additional products and solutions to our existing customers;

•
the size and seasonal variability of our customers' recruiting and marketing budgets;

•
the extent to which existing customers renew their agreements with us and the timing and terms of those renewals;

•
macroeconomic changes, in particular, deterioration in labor markets, which would adversely impact sales of our Talent Solutions, or economic growth that does not lead to job growth, for instance increases in productivity;

•
the cost of investing in our technology infrastructure, product initiatives and international expansion may be greater than we anticipate;

•
expenses related to hiring, incentivizing and retaining employees;

•
the timing and costs of expanding our field sales organization and delays or inability in achieving expected productivity;

•
the timing of certain expenditures, including hiring of employees and capital expenditures;

•
the entrance of new competitors in our market whether by established companies or the entrance of new companies; and

•
general industry and macroeconomic conditions.

Given our limited operating history and the rapidly evolving market of online professional networks, our historical operating results may not be useful to you in predicting our future operating results. We believe our rapid growth has masked the cyclicality and seasonality of our business. As our revenue growth rate slows, we expect that the cyclicality and seasonality in our business may become more pronounced and may in the future cause our operating results to fluctuate. In particular, we expect sales of Talent Solutions to be weaker in the first quarter of the year due to budgetary cycles and sales of our Marketing Solutions to be weaker in the third quarter of the year as use of online services during the summer months generally slows. In addition, global economic concerns continue to create uncertainty and unpredictability and add risk to our future outlook. Sovereign debt issues and economic uncertainty in the United States, Europe and around the world raise concerns in markets important to our business. An economic downturn in any particular region in which we do business or globally could result in reductions in sales of our Talent Solutions and Marketing Solutions, decreased renewals of existing arrangements and other adverse effects that could harm our operating results.

We expect our revenue growth rate to decline, and, as our costs increase, we may not be able to generate sufficient revenue to sustain our profitability over the long term.

From 2008 to 2012, our annual net revenue grew from $78.8 million to $972.3 million, which represents a compounded annual growth rate of approximately 87%. As our net revenue has increased to higher levels, our revenue growth rate has slowed, and we expect that it will continue to decline over time. We also expect that the growth rates of each of our three primary business lines will fluctuate and that these business lines may not grow at the same rate. As with 2012, our philosophy in 2013 is to continue to invest for future growth. We expect to continue to expend substantial financial and other resources on:

•
our technology infrastructure, including architecture, development tools scalability, availability, performance and security, as well as disaster recovery measures;

•
product development, including investments in our product development team and the development of new features for both members and customers, including those for mobile use and our sales solutions products;

•
sales and marketing, including a significant expansion of our field sales organization;

•
international expansion in an effort to increase our member base, engagement and sales;

•
general administration, including legal and accounting expenses related to being a public company with an expanding global presence; and

•
capital expenditures, including facilities.

These investments may not result in increased revenue or growth in our business, and will increase our expenses. Even if our revenue continues to increase, we expect that due to increased expenses, in particular, stock-based compensation, depreciation and amortization and provision for income taxes we may incur a GAAP loss during future periods, including the third and fourth quarters of 2013. If we fail to continue to grow our revenue and overall business, our operating results and business would be harmed.

We expect to face increasing competition in the market for online professional networks from social networking sites and Internet search companies, among others, as well as continued competition for customers of our Talent Solutions and Marketing Solutions.

We face significant competition in all aspects of our business, and we expect such competition to increase, particularly in the market for online professional networks and engagement of professionals.

Our industry is evolving rapidly and is becoming increasingly competitive. Larger and more established companies may focus on our market and could directly compete with us. Smaller companies, including application developers, could also launch new products and services that compete with us and that could gain market acceptance quickly. We also expect our existing competitors in the markets for Talent Solutions and Marketing Solutions to continue to focus on these areas. A number of these companies may have greater resources than us, which may enable them to compete more effectively. Specifically, we are investing significantly in our Marketing Solutions products with respect to mobile solutions, and we may not be successful in generating revenue through advertising on mobile devices, especially as compared to our competitors. Additionally, users of social networks may choose to use, or increase their use of, those networks for professional purposes, which may result in those users decreasing or eliminating their use of LinkedIn. Companies that currently focus on social networking could also expand their focus to professionals. We and other companies have historically established alliances and relationships with some of these companies to allow broader exposure to users and access to data on the Internet. We may also, in the future, establish alliances or relationships with other competitors or potential competitors. To the extent companies terminate such relationships and establish alliances and relationships with others, our business could be harmed. Specifically, we compete for members, enterprises and professional organizations as discussed below.

Members—professional networks.    The market for online professional networks is new and rapidly evolving. Other companies such as Facebook, Google, Microsoft and Twitter are developing or could develop competing solutions. Further, some of these companies are partnering with third parties to offer products and services that could compete with ours. We face competition from a number of smaller companies in international markets, such as Xing in German-speaking regions and Viadeo in France, that provide online professional networking solutions, as well as Internet companies in the customer relationship management market, such as salesforce.com (Chatter and Jigsaw). Additionally, we compete against smaller companies that focus on groups of professionals within a specific industry or vertical. Our competitors may announce new products, services or enhancements that better address changing industry standards or the needs of members and customers, such as mobile access. Any such increased competition could cause pricing pressure, loss of market share or decreased member engagement, any of which could adversely affect our business and operating results. Internet search engines could also change their methodologies in ways that adversely affect our ability to optimize our page rankings within their search results.

Enterprises and professional organizations—Talent Solutions.    With respect to our Talent Solutions, we compete with established online recruiting companies, such as Monster, CareerBuilder, and Indeed.com, talent management companies and larger companies that are focusing on talent management and human resource services, such as Oracle (through its acquisition of Taleo), SAP (through its acquisition of SuccessFactors) and IBM (through its acquisition of Kenexa), and traditional recruiting firms. Additionally, other companies, including newcomers to the recruiting industry, may partner with Internet companies, including social networking companies, to provide services that compete with our solutions, either on their own or as third party applications. If the efficiency and usefulness of our products to enterprises and professional organizations do not continue to exceed those provided by competitors, which factors are influenced by the number and engagement of our members, we will not be able to compete successfully.

Enterprises and professional organizations—Marketing Solutions.    With respect to our Marketing Solutions, we compete with online and offline outlets that generate revenue from advertisers and marketers. To the extent competitors are better able to provide customers with cost-effective access to attractive demographics, either through new business models or increased user volume, we may not be successful in retaining our existing advertisers or attracting new advertisers, and our business would be harmed.

Additionally, other companies that provide content for professionals could develop more compelling offerings that compete with our Premium Subscriptions and adversely impact our ability to sell and renew subscriptions to our members. Finally, we are in the early stages of developing our sales solutions products and we may not be able to compete effectively in this area.

If we fail to effectively manage our growth, our business and operating results could be harmed.

We continue to experience rapid growth in our headcount and operations, which will continue to place significant demands on our management and our operational and financial infrastructure. As of June 30, 2013, approximately 38% of our employees had been with us for less than one year and approximately 89% for less than two years. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees in various countries around the world, and we must maintain the beneficial aspects of our corporate culture. In particular, we intend to continue to make substantial investments to expand our engineering, research and development, field sales, and general and administrative organizations, and our international operations. To attract top talent, we have had to offer, and believe we will need to continue to offer, highly competitive compensation packages before we can validate the productivity of those employees. The significant increase in the price of our Class A common stock since we became a public company in 2011 may make it more difficult or costly in the future to use equity compensation to motivate, incentivize and retain our employees. We face significant competition for talent from other Internet and high-growth companies, which include both publicly traded and privately-held companies. As we have transitioned from a private company to a public company, this competition has become even more acute in assessing appropriate compensation packages, particularly, determining the mix of cash and equity compensation. The risks of over-hiring (especially given overall macroeconomic risks) or over-compensating and the challenges of integrating a rapidly growing employee base into our corporate culture are exacerbated by our international expansion, and because of our growth, we have significantly expanded our operating lease commitments, which has increased our expenses. Additionally, we may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business and operating results could be adversely affected.

Additionally, if we do not effectively manage the growth of our business and operations, the quality of our solutions could suffer, which could negatively affect our brand, operating results and overall business. Further, we have made changes in the past, and will in the future make changes, to our features, products and services that our members or customers may not like, find useful or agree with. We may also decide to discontinue certain features, products or services, or charge for certain features, products or services that are currently free or increase fees for any of our features, products or services. If members or customers are unhappy with these changes, they may decrease their engagement on our site, or stop using features, products or services or the site generally. They may, in addition, choose to take other types of action against us such as organizing petitions or boycotts focused on our company, our website or any of our services, filing claims with the government or other regulatory bodies, or filing lawsuits against us. Any of these actions could negatively impact our member growth and engagement and our brand, which would harm our business. To effectively manage this growth, we will need to continue to improve our operational, financial and management controls, and our reporting systems and procedures by, among other things:

•
improving our information technology infrastructure to maintain the effectiveness of our solutions;

•
enhancing information and communication systems to ensure that our employees and offices around the world are well-coordinated and can effectively communicate with each other and our growing base of members, enterprises and professional organizations;

•
enhancing our internal controls to ensure timely and accurate reporting of all of our operations; and

•
appropriately documenting our information technology systems and our business processes.

These systems enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources. If we fail to implement these improvements effectively, our ability to manage our expected growth and comply with the rules and regulations that are applicable to publicly reporting companies will be impaired.

Our international operations are subject to increased challenges and risks.

We have offices around the world and our websites and mobile applications are available in numerous other languages. For the six months ended June 30, 2013, international revenue represented 38% of our total revenue. We expect to continue to expand our international operations in the future by opening offices in new jurisdictions and expanding our offerings in new languages. However, we have limited operating history as a company outside the United States, and our ability to manage our business and conduct our operations internationally requires considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. International expansion has required and will continue to require us to invest significant funds and other resources. Operating internationally subjects us to new risks and may increase risks that we currently face, including risks associated with:

•
recruiting and retaining talented and capable employees in foreign countries and maintaining our company culture across all of our offices;

•
providing solutions across a significant distance, in different languages and among different cultures, including potentially modifying our solutions and features to ensure that they are culturally relevant in different countries, which may include modifying content in certain jurisdictions if it may be considered objectionable;

•
increased competition from local websites and services, that provide online professional networking solutions, such as Germany-based Xing and France-based Viadeo, and online recruitment services, such as Australia-based Seek and Japan-based Recruit, who have and may continue to expand their geographic footprint;

•
differing and potentially lower levels of member growth and engagement in new and nascent geographies;

•
compliance with applicable foreign laws and regulations, including potential risk of penalties to individual members of management if our practices are deemed to be out of compliance;

•
implementing and maintaining effective internal processes and controls;

•
compliance with various economic and trade sanctions regulations which restrict certain conduct of business;

•
longer payment cycles in some countries;

•
credit risk and higher levels of payment fraud;

•
compliance with anti-bribery laws including, without limitation, compliance with the Foreign Corrupt Practices Act and the UK Anti-Bribery Act;

•
currency exchange rate fluctuations;

•
foreign exchange controls that might prevent us from repatriating cash earned outside the United States;

•
foreign exchange controls that might require significant lead time in setting up operations and bank accounts before monetizing certain geographic territories;

•
political and economic instability in some countries, specifically in Ireland;

•
modifications we make to our site in certain jurisdictions due to local laws and regulations;

•
double taxation of our non-U.S. earnings and potentially adverse tax consequences due to changes in the tax laws of the United States or the foreign jurisdictions in which we operate; and

•
higher costs of doing business internationally.

If our revenue from our international operations, and particularly from our operations in the countries and regions on which we have focused our spending, do not exceed the expense of establishing and maintaining these operations, our business and operating results will suffer. In addition, as our member base expands internationally, members in certain geographies may have lower levels of engagement with our website and services.

Our business depends on a strong and trusted brand, and any failure to maintain, protect and enhance our brand would hurt our ability to retain or expand our base of members, enterprises and professional organizations, our ability to increase their level of engagement and our ability to attract and retain high level employees.

We have developed a strong and trusted brand that we believe has contributed significantly to the success of our business. Our brand is predicated on the idea that individual professionals will trust us and find immense value in building and maintaining their professional identities and reputations on our platform. Maintaining, protecting and enhancing the "LinkedIn" brand is critical to expanding our base of members, enterprises, advertisers, corporate customers and other partners, and increasing their engagement with our services, and will depend largely on our ability to maintain member trust, be a technology leader and continue to provide high-quality solutions, which we may not do successfully. Despite our efforts to protect our brand and prevent its misuse, if others misuse our brand or pass themselves off as being endorsed or affiliated with us, it could harm our reputation and our business could suffer. If our members or potential members determine that they can use other platforms, such as social networks, for the same purposes as or as a replacement for our network, or if they choose to blend their professional and social networking activities, our brand and our business could be harmed. Our members or customers could find that new products or features that we introduce are difficult to use or may feel that they degrade their experience on LinkedIn, which could harm our reputation for delivering high-quality products. Our brand is also important in attracting and maintaining high performing employees. If we do not successfully maintain a strong and trusted brand, our business could be harmed.

We may not be able to halt the operations of online services that aggregate our data as well as data from other companies, including social networks, or copycat online services that have misappropriated our data in the past or may misappropriate our data in the future. These activities could harm our brand and our business.

From time to time, third parties have accessed data from our networks through scraping, robots or other means and used this data or aggregated this data on their online services with other data. In addition, "copycat" online services have misappropriated data on our network and attempted to imitate our brand or the functionality of our services. These activities could degrade our brand, negatively impact our website performance and harm our business. When we have become aware of such online services, in many instances we have employed contractual, technological or legal measures in an attempt to halt unauthorized activities, but these measures may not be successful. In addition, if our customers do not comply with our terms of service, they also may be able to abuse our products and services and provide access to our solutions to unauthorized users. However, we may not be able to detect any or all of these types of activities in a timely manner and, even if we could, technological and legal measures may be insufficient to stop their operations. In some cases, particularly in the case of online services operating from outside of the United States, our available legal remedies may not be adequate to protect our business against such activities. Regardless of whether we can successfully enforce our rights against these parties, any measures that we may take could require us to expend significant financial or other resources.

Failure to protect or enforce our intellectual property rights could harm our business and operating results.

We regard the protection of our trade secrets, copyrights, trademarks, trade dress, databases, domain names and patents as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights and other rights provided under foreign laws, as well as through contractual restrictions. We have a practice of entering into confidentiality and invention assignment agreements with our employees and contractors, and often enter into confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information, infringement of our intellectual property rights or deter independent development of similar or competing technologies by others.

Obtaining and maintaining effective intellectual property rights is expensive, including the costs of defending our rights. We are seeking to protect our trademarks and patents, and other intellectual property rights in a number of jurisdictions, a process that is expensive and may not be successful in all jurisdictions for every such right or which we may not pursue in every location. In particular, we believe it's important maintain, protect and enhance the "LinkedIn" brand. Accordingly, we pursue the registration of domain names and our trademarks and service marks in the United States and in certain locations outside the United States. We have already and may, over time, increase our investment in protecting innovations through investments in patents and similar rights that is expensive and time-consuming.

Litigation may be necessary to enforce our intellectual property rights, protect our proprietary rights or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business and operating results. We may incur significant costs in enforcing our trademarks against those who attempt to imitate our "LinkedIn" brand and other valuable trademarks and service marks.

In addition, we have chosen to make certain of our technology available under open source licenses that allow others to use the technology without payment to us. While we hope to benefit from these activities by having access to others' useful technology under open source licenses, there is no assurance that we will receive the business benefits we expect.

If we fail to maintain, protect and enhance our intellectual property rights, our business and operating results may be harmed, and the market price of our Class A common stock could decline.

We are, and expect in the future to be, subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could materially harm our business and operating results.

We are party to lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We are currently facing, or may face in the future, allegations, lawsuits and regulatory inquiries, audits and investigations regarding data privacy, security and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights and other rights. Litigation and regulatory proceedings, and particularly the patent infringement and class action matters we are facing or may face, may be protracted and expensive, and the results are difficult to predict. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages, and include claims for injunctive relief. Additionally, our litigation matters are maturing, and therefore our litigation costs are increasing. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our products and features while we develop non-infringing substitutes or require us to stop offering certain features. Additionally, we are subject to mandatory periodic audits, which would likely increase our regulatory compliance costs, and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management's attention from our business.

In addition, we use open source software in our solutions and plan to continue to use open source software in the future. We may face claims from others claiming ownership of open source software, or breach of open source license terms, including a demand for release of material portions of our source code or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license, require us to establish specific open source compliance procedures, or require us to devote additional research and development resources to change our solutions, any of which would have a negative effect on our business and operating results.

Although the results of regulatory proceedings, litigation, claims and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment, we do not believe that the final outcome of any individual matter that we currently face will have a material adverse effect on our business. However, there can be no assurance that our expectations will prove correct, and even if these matters are not resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or, resolve them, could harm our business, our operating results, our reputation or the market price of our Class A common stock.

If we do not continue to attract new customers, or if existing customers do not renew their subscriptions, renew on less favorable terms, or fail to purchase additional solutions, we may not achieve our revenue projections, and our operating results would be harmed.

In order to grow our business, we must continually attract new customers, sell additional solutions to existing customers and reduce the level of non-renewals in our business. Our ability to do so depends in large part on the success of our sales and marketing efforts. We do not typically enter into long-term contracts with our customers, and even when we do, they can generally terminate their relationship with us. We have limited historical data with respect to rates of customer renewals, upgrades and expansions, so we may not accurately predict future trends for any of these metrics. Furthermore, unlike traditional software companies, the nature of our products and solutions is such that customers may decide to terminate or not renew their agreements with us without causing significant disruptions to their own businesses.

We must demonstrate that our Talent Solutions are an important recruiting tool for enterprises and professional organizations and that our Marketing Solutions provide them with access to an audience of one of the most influential, affluent and highly educated audiences on the Internet. However, potential customers may not be familiar with our solutions or may prefer other more traditional products and services for their talent, advertising and marketing needs.

The rate at which we expand our customer base or increase our customers' renewal rates may decline or fluctuate because of several factors, including the prices of our solutions, the prices of products and services offered by our competitors, reduced hiring by our customers or reductions in their talent or marketing spending levels due to macroeconomic or other factors and the efficacy and cost-effectiveness of our solutions. If we do not attract new customers or if our customers do not renew their agreements for our solutions, renew on less favorable terms, or do not purchase additional functionality or offerings, our revenue may grow more slowly than expected or decline.

Ultimately, attracting new customers and retaining existing customers requires that we continue to provide high quality solutions that our customers value. In particular, our Talent Solutions customers will discontinue their purchases of our solutions if we fail to effectively connect them with the talent they seek, and our premium subscribers will discontinue their subscriptions if they do not find the networking and business opportunities that they value. Similarly, customers of our Marketing Solutions will not continue to do business with us if their advertisements do not reach their intended audiences. Therefore we must continue to demonstrate to our customers that using our Marketing Solutions is the most effective and cost-efficient way to maximize their results. Even if our Marketing Solutions are providing value to our customers, advertisers are sensitive to general economic downturns and reductions in consumer spending, among other events and trends, which generally results in reduced advertising expenditures and could adversely affect sales of our Marketing Solutions. Finally, we are in the early stages of developing our sales solutions products which may not be successful. If we fail to provide high quality solutions and convince customers of our value proposition, we may not be able to retain existing customers or attract new customers, which would harm our business and operating results.

Because we recognize most of the revenue from our Talent Solutions and our Premium Subscriptions over the term of the agreement, a significant downturn in these businesses may not be immediately reflected in our operating results.

We recognize most of the revenue from sales of our Talent Solutions and Premium Subscriptions over the terms of the agreements, which is typically 12 months. As a result, a significant portion of the revenue we report in each quarter is generated from agreements entered into during previous quarters. Consequently, a decline in new or renewed agreements in any one quarter may not significantly impact our revenue in that quarter but will negatively affect our revenue in future quarters. In addition, we may be unable to adjust our fixed costs in response to reduced revenue. Accordingly, the effect of significant declines in the sales of these offerings may not be reflected in our short-term results of operations.

We depend on world class talent to grow and operate our business, and if we are unable to hire, retain and motivate our personnel, we may not be able to grow effectively.

Our future success will depend upon our continued ability to identify, hire, develop, motivate and retain world class talent. Our ability to execute efficiently is dependent upon contributions from all of our employees, in particular our senior management team. Key institutional knowledge remains with a small group of long-term employees and directors whom we may not be able to retain. We may not be able to retain the services of any of our long-term employees or other members of senior management in the future. We do not have employment agreements other than offer letters with any key employee, and we do not maintain key person life insurance for any employee. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed.

Our growth strategy also depends on our ability to expand and retain our organization with world class talent. Identifying, recruiting, training and integrating qualified individuals will require significant time, expense and attention. In addition to hiring new employees, we must continue to focus on retaining our best talent. Competition for these resources is intense, particularly in the San Francisco Bay Area, where our headquarters is located. We may need to invest significant amounts of cash and equity for new employees and we may never realize returns on these investments. If we are not able to effectively increase and retain our talent, our ability to achieve our strategic objectives will be adversely impacted, and our business will be harmed.

We believe that our culture has the potential to be a key contributor to our success. From 2011 to 2012, we increased the size of our workforce by more than 60%, and we expect to continue to hire aggressively as we expand. If we do not continue to develop our corporate culture as we grow and evolve, including maintaining our culture of transparency with our employees, it could harm our ability to foster the innovation, creativity and teamwork we believe we need to support our growth. In addition, we completed our initial public offering in May 2011. As a result, employees who have been with us for longer than two years have been able to and may continue to realize substantial financial gains in connection with the sales of their shares from the exercise of their vested options, which could result in a loss of employees. There will likely be disparities of wealth between those of our employees whom we hired prior to our initial public offering in May 2011 and those who joined us after we became a public company, which could adversely impact relations among employees and our culture in general.

The effectiveness of our Marketing Solutions depends in part on our relationships with advertising serving technology companies.

We rely, in part, on advertising serving technology companies to deliver our Marketing Solutions product. Our agreements with these companies may not be extended or renewed after their respective expirations, or we may not be able to extend or renew our agreements on terms and conditions favorable to us. If these agreements are terminated, we may not be able to enter into agreements with alternative companies on acceptable terms or on a timely basis or both, which could negatively impact revenue from our Marketing Solutions.

Enterprises or professional organizations, including governmental agencies, may restrict access to our services, which could lead to the loss or slowing of growth in our member base or the level of member engagement.

Our solutions depend on the ability of our members to access the Internet and our services. Enterprises or professional organizations, including governmental agencies, could block or restrict access to our online services, website or the Internet generally for a number of reasons such as security or confidentiality concerns or regulatory reasons, or they may adopt policies that prohibit listing the employers' names on the employees' LinkedIn profiles in order to minimize the risk that employees will be contacted and hired by other employers.

In some cases, certain governments may seek to restrict the Internet or our service providers' websites, services and solutions and the performance of our websites, services and solutions could be suspended, blocked (in whole or part) or otherwise adversely impacted in these jurisdictions. For example, the government of the People's Republic of China has blocked access to many social networking and other sites, including ours, and certain self-regulatory organizations have policies that could result in access to our content, services or features being blocked. Any restrictions on the use of our services by our members and users could lead to the loss or slowing of growth in our member base or the level of member engagement.

If Internet search engines' methodologies are modified or our search result page rankings decline for other reasons, our member engagement could decline.

We depend in part on various Internet search engines, such as Google, Bing and Yahoo!, to direct a significant amount of traffic to our website. Similarly, we depend on providers of mobile application "store fronts" to allow users to locate and download our mobile applications that enable our service. Our ability to maintain the number of visitors directed to our website and users of our online services is not entirely within our control. Our competitors' search engine optimization, or SEO, efforts may result in their websites receiving a higher search result page ranking than ours, or Internet search engines could revise their methodologies in an attempt to improve their search results, which could adversely affect the placement of our search result page ranking. If search engine companies modify their search algorithms in ways that are detrimental to our new user growth or in ways that make it harder for our members to use our website, or if our competitors' SEO efforts are more successful than ours, overall growth in our member base could slow, member engagement could decrease, and we could lose existing members. These modifications may be prompted by search engine companies entering the online professional networking market or aligning with competitors. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of users directed to our websites would harm our business and operating results.

Our business depends on continued and unimpeded access to the Internet by us and our members on personal computers and mobile devices. If government regulations relating to the Internet or other areas of our business change, if Internet access providers are able to block, degrade, or charge for access to certain of our products and services, or if third parties disrupt access to the Internet, we could incur additional expenses and the loss of members and customers.

Our products and services depend on the ability of our members and customers to access the Internet through their personal computers and mobile devices. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, and government-owned service providers, any of whom could take actions that degrade, disrupt, or increase the cost of user access to our products or solutions, which would, in turn, negatively impact our business. In addition, Internet access could be disrupted by other third parties. Further, the adoption of any laws or regulations that adversely affect the growth, popularity or use of the Internet, including laws limiting Internet neutrality, could decrease the demand for our subscription service or the usage of our services and increase our cost of doing business.

Our growth depends in part on the success of our strategic relationships with third parties.

We anticipate that we will continue to depend on relationships with various third parties, including technology and content providers to grow our business. Identifying, negotiating and maintaining relationships with third parties requires significant time and resources, as does integrating third-party content and technology. Our agreements with technology and content providers and similar third parties are typically non-exclusive and do not prohibit them from working with our competitors or from offering competing services. In some cases, in particular, with respect to content providers, these relationships are documented, or, if there are agreements in place, they may be easily terminable. Our competitors may be effective in providing incentives to these parties to favor their solutions or may prevent us from developing strategic relationships with these parties. In addition, these third parties may not perform as expected under our agreements with them, and we have had, and may in the future have, disagreements or disputes with these parties, which could negatively affect our brand and reputation. It is possible that these third parties may not be able to devote the resources we expect to the relationship or they may terminate their relationships with us. Further, as users increasingly access our services through mobile devices, we are becoming more dependent on the distribution of our mobile applications through third parties, and we may not be able to access their application program interfaces or be able to distribute our applications, and this may also impact our ability to monetize our mobile products. If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our business could be impaired, and our operating results would suffer. Even if we are successful, these relationships may not result in improved operating results.

If currency exchange rates fluctuate substantially in the future, the results of our operations, which are reported in U.S. dollars, could be adversely affected.

As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. We incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency, and accept payment from customers in currencies other than the U.S. dollar. Since we conduct business in currencies other than U.S. dollars but report our financial results in U.S. dollars, we face exposure to fluctuations in currency exchange rates. Consequently, exchange rate fluctuations between the U.S. dollar and other currencies could have a material impact on our profitability. Although we hedge a portion of our international currency exposure, significant fluctuations in exchange rates between the U.S. dollar and foreign currencies may adversely affect our net income. Additionally, hedging programs rely on our ability to forecast accurately and could expose us to additional risks that could adversely affect our financial condition and results of operations.

The intended tax efficiency of our corporate structure and intercompany arrangements depend on the application of the tax laws of various jurisdictions and on how we operate our business, and changes to our effective tax rate could adversely impact our results.

Our corporate structure and intercompany arrangements, including the manner in which we develop and use our intellectual property and the transfer pricing of our intercompany transactions, are intended to reduce our worldwide effective tax rate. The application of the tax laws of various jurisdictions, including the United States and the other jurisdictions in which we operate, to our international business activities is subject to interpretation and depends on our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, including our transfer pricing. In particular, our non-U.S. headquarters is located in Dublin, Ireland, but tax authorities in other jurisdictions where we operate, and specifically other countries in Europe, may make a determination that the manner in which we operate results in our business not achieving the intended tax consequences. This could increase our worldwide effective tax rate and harm our financial position and results of operations. Our effective tax rate could be adversely affected by several other factors, many of which are outside of our control, such as: increases in expenses that are not deductible for tax purposes, the tax effects of restructuring charges or purchase accounting for acquisitions, changes related to our ability to ultimately realize future benefits attributed to our deferred tax assets, including those related to other-than-temporary impairment, and a change in our decision to indefinitely reinvest foreign earnings. Further, we are currently undergoing review and audit by both domestic and foreign tax authorities and expect such actions to continue in the future. Any adverse outcome of such a review or audit could have a negative effect on our operating results and financial condition.

The enactment of legislation implementing changes in the U.S. taxation of international business activities, the adoption of other tax reform policies or changes in tax legislation or policies in jurisdictions outside the United States could materially impact our financial position and results of operations.

Members of the U.S. House of Representatives and the U.S. Senate have released draft proposals to reform the U.S. system for taxing cross-border income. Provisions that would tighten tax laws with respect to international operations have been part of every Obama Administration budget and the President's Economic Recovery Advisory Board ("PERAB") has issued a report that includes an extensive discussion of international tax reform options ("PERAB 2010"). Possible future changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of our foreign earnings and adversely impact our effective tax rate. Additionally, the Organisation for Economic Co-Operation and Development ("OECD") is focused on developing resolutions in various areas, including addressing the "tax challenges of the digital economy" and definitional changes to permanent establishment, which could ultimately impact the tax treatment of our foreign earnings and adversely impact our effective tax rate. Due to the large and expanding scale of our international business activities, any changes in the U.S. or international taxation of such activities may increase our worldwide effective tax rate and harm our financial position and results of operations.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing solutions, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

Acquisitions and investments could result in operating difficulties, dilution, and other harmful consequences that may adversely impact our business and results of operations.

We have made and will continue to make acquisitions to add employees, complementary companies, products, or technologies. These transactions could be material to our financial condition and results of operations. We also expect to continue to evaluate and enter into discussions regarding a wide array of potential strategic transactions. The process of integrating an acquired company, business, or technology has created, and will continue to create, unforeseen operating difficulties and expenditures. The areas where we face risks include:

•
loss of key employees of the acquired company and other challenges associated with integrating new employees into our culture;

•
diversion of management time and focus from operating our business to acquisition integration challenges;

•
implementation or remediation of controls, procedures, and policies at the acquired company;

•
integration of the acquired company's accounting, human resource, and other administrative systems, and coordination of product, engineering, and sales and marketing function;

•
assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

•
failure to successfully further develop the acquired technology; and

•
liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities, and other known and unknown liabilities.

These risks or other problems encountered in connection with our acquisitions and investments could cause us to fail to realize the anticipated benefits of such acquisitions or investments, incur unanticipated liabilities, and adversely affect our business generally.

Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. Also, the anticipated benefit of many of our acquisitions may not materialize.

Risks related to our Class A common stock and this offering

The dual class structure of our common stock as contained in our charter documents has the effect of concentrating voting control with those stockholders who held our stock prior to our initial public offering, including our founders and our executive officers, employees and directors and their affiliates, and limiting our other stockholders' ability to influence corporate matters.

Our Class B common stock has 10 votes per share, and our Class A common stock has one vote per share. Stockholders who hold shares of Class B common stock, including our founders, and our executive officers, employees and directors and their affiliates, together held approximately 66.2% of the voting power of our outstanding capital stock as of June 30, 2013. Our co-founder and Chair, Reid Hoffman, controlled approximately 14.9% of our outstanding shares of Class A and Class B common stock, representing approximately 60.2% of the voting power of our outstanding capital stock as of June 30, 2013. Following this offering, outstanding shares of Class B common stock will represent approximately 65.2% of the voting power of our outstanding capital stock, and outstanding shares of Class B common stock held by our co-founder and board Chair, Reid Hoffman, will represent approximately 59.3% of the voting power of our outstanding capital stock. Mr. Hoffman has significant influence over the management and affairs of the company and over all matters requiring stockholder approval, including election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. Mr. Hoffman will continue to have significant influence over these matters for the foreseeable future.

In addition, the holders of Class B common stock collectively will continue to be able to control all matters submitted to our stockholders for approval even if their stock holdings represent less than 50% of the outstanding shares of our common stock. Because of the 10-to-1 voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock even when the shares of Class B common stock represent as little as 10% of the combined voting power of all outstanding shares of our Class A and Class B common stock. This concentrated control will limit the ability of our Class A stockholders to influence corporate matters for the foreseeable future, and, as a result, the market price of our Class A common stock could be adversely affected.

Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, which will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. If, for example, Mr. Hoffman retains a significant portion of his holdings of Class B common stock for an extended period of time, he could, in the future, continue to control a majority of the combined voting power of our Class A and Class B common stock. As a board member, Mr. Hoffman owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Hoffman is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.

Our stock price has been volatile in the past and may be subject to volatility in the future.

The trading price of our Class A common stock has been volatile historically, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. During fiscal year 2013, the closing price of our Class A common stock has ranged from $109.80 to $247.98, and the last reported sales price on August 30, 2013 was $240.04. For example, fluctuations in the valuation of companies perceived by investors to be comparable to us or in valuation metrics, such as our price to earnings ratio, could impact our stock price. Additionally, the stock markets have at times experienced extreme price and volume fluctuations that have affected and might in the future affect the market prices of equity securities of many companies. These fluctuations have, in some cases, been unrelated or disproportionate to the operating performance of these companies. Further, the trading prices of publicly traded shares of companies in our industry have been particularly volatile and may be very volatile in the future. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes, international currency fluctuations or political unrest, may negatively impact the market price of our Class A common stock. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could harm our business.

There may be a limited market for investors in our industry.

There are few publicly traded companies in the social and professional networking and related industries at this time, and, in fact, we were among the first social networking companies to go public. Investors may have limited funds to invest in the social and professional networking sector, and as publicly traded securities in these industries become more available, investors who have purchased or may in the future purchase securities in this sector may choose to sell LinkedIn securities that they have already purchased in favor of other companies, and/or choose to invest in other companies, including our competitors. As a result, demand for our Class A common stock could decline, which would result in a corresponding decline in our stock price.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us more difficult, limit attempts by our stockholders to replace or remove our current management and limit the market price of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, may have the effect of delaying or preventing a change of control or changes in our management. Our certificate of incorporation and bylaws include provisions that:

•
authorize our board of directors to issue, without further action by the stockholders, up to 100,000,000 shares of undesignated preferred stock;

•
require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•
specify that special meetings of our stockholders can be called only by our board of directors, the Chair of our board of directors, or our Chief Executive Officer;

•
establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•
establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving three-year staggered terms;

•
prohibit cumulative voting in the election of directors;

•
provide that our directors may be removed only for cause;

•
provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•
require the approval of our board of directors or the holders of a supermajority of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation; and

•
reflect two classes of common stock, as discussed above.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, institutional shareholder representative groups, shareholder activists and others may disagree with our corporate governance provisions or other practices, including our dual class structure and the other anti-takeover provisions, such as those listed above. We generally will consider recommendations of institutional shareholder representative groups, but we will make decisions based on what our board and management believe to be in the best long term interests of our company and stockholders. Our dual class structure concentrates the voting power of our stock in a small group of stockholders who would have the ability to control the outcome of a stockholder vote. Additionally, these groups could make recommendations to our stockholders against our practices or our board members if they disagree with our positions. Finally, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested" stockholder for a period of three years following the date on which the stockholder became an "interested" stockholder.

We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.

The net proceeds from this offering may be used for general corporate purposes, including working capital. We may also use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. However, we do not have any agreements or commitments for any acquisitions at this time. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce significant income or that may lose value.

If securities or industry analysts publish reports that are interpreted negatively by the investment community or publish negative research reports about our business, our share price and trading volume could decline.

The trading market for our Class A common stock depends, to some extent, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more analysts publish research reports that are interpreted negatively by the investment community, or have a negative tone regarding our business, industry or end-markets, our share price could decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

The requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations has increased and will continue to increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on our systems and resources.

We have and will continue to consume management resources and incur significant expenses for Section 404 compliance on an ongoing basis. In the event that our chief executive officer, chief financial officer, or independent registered public accounting firm determines in the future that our internal control over financial reporting is not effective as defined under Section 404, we could be subject to one or more investigations or enforcement actions by state or federal regulatory agencies, stockholder lawsuits or other adverse actions requiring us to incur defense costs, pay fines, settlements or judgments and causing investor perceptions to be adversely affected and potentially resulting in a decline in the market price of our stock.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

As a public company that is subject to these rules and regulations, we may find that it is more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

Special note regarding forward-looking statements

This prospectus and the documents incorporated by reference include, and any free writing prospectuses provided in connection with this offering may include, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts and may be identified by the use of words such as "becoming", "may", "will", "should", "predicts", "potential", "continue", "anticipates", "believes", "estimates", "seeks", "expects", "plans", "intends", the negative of such words, or comparable terminology. Forward-looking statements in this prospectus include, without limitation, the following:

•
use of the net proceeds from this offering; and

•
our beliefs regarding the effects of our platform and our business prospects.

In addition, the information incorporated by reference into this prospectus contains forward-looking statements, including but not limited to statements regarding:

•
our ability to timely and effectively scale and adapt our existing technology and network infrastructure;

•
our ability to increase engagement of our solutions by our members, enterprises and professional organizations;

•
our ability to protect our members' and customers' information and adequately address privacy concerns;

•
our ability to maintain an adequate rate of revenue growth;

•
the effects of increased competition in our market;

•
our ability to effectively manage our growth;

•
our ability to develop effective solutions for mobile devices;

•
our ability to retain our existing subscribers and our Talent Solutions and Marketing Solutions customers;

•
our ability to successfully enter new markets and manage our international expansion;

•
our ability to maintain, protect and enhance our brand and intellectual property;

•
costs associated with defending intellectual property infringement and other claims;

•
our investment philosophy for 2013;

•
our expectations for our financial performance, including our revenues, expenses and expected tax benefits; and

•
the attraction and retention of qualified employees and key personnel.

Although we believe that the expectations reflected in these forward-looking statements are reasonable, we have based these expectations on our beliefs as well as our assumptions, and such expectations may prove to be incorrect. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our forward-looking statements. For other factors, risks, uncertainties and assumptions that could cause our actual results of operations and financial performance to differ significantly from those expressed in or implied by the forward-looking statements, please see the "Risk factors" section provided above and in portions of our periodic reports filed with the SEC and incorporated by reference in this prospectus. There can be no assurance that any list of risks and uncertainties or risk factors is complete.

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus, the documents incorporated by reference herein or any free writing prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Forward-looking statements are based on information available to us on the date of the document that contains the forward-looking statements, and we assume no obligation to update any such forward-looking statements except as required by applicable by law.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to review any additional disclosures we make in the documents we subsequently file with the SEC that are incorporated by reference in this prospectus, as well as any free writing prospectus provided to you in connection with the offering of common stock. See "Where you can find additional information."

Market, industry and other data

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our products and services. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified any third-party information and cannot assure you of its accuracy or completeness. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk factors" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

 Use of proceeds

We estimate that the net proceeds from the sale of the $1.0 billion of our Class A common stock that we are offering hereby at an assumed public offering price of $240.04 per share (the last reported sale price of our common stock on the New York Stock Exchange on August 30, 2013) will be approximately $          million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds will be approximately $          million.

The principal purposes of this offering are to increase our financial flexibility and to further strengthen our balance sheet. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us of this offering. However, we currently intend to use the net proceeds to us from this offering primarily for general corporate purposes, including working capital, further expansion of our product development and field sales organizations, international expansion, general and administrative matters and capital expenditures, including infrastructure. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. Based on our current cash and cash equivalents balance together with cash generated from operations, we do not expect that we will have to utilize any of the net proceeds to us of this offering to fund our operations during the next 12 months. We will have broad discretion over the uses of the net proceeds in this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market funds, certificates of deposit, commercial paper, corporate bonds and U.S. agency and U.S. Treasury bonds.

 Price range of common stock

Our Class A common stock has been listed on the New York Stock Exchange LLC ("NYSE") under the symbol "LNKD" since May 19, 2011. Prior to that date, there was no public trading market for our Class A common stock. There is no public trading market for our Class B common stock. The following table sets forth for the periods indicated the high and low sales price per share of our Class A common stock as reported on the NYSE for the periods indicated:

	High	Low

Year ended December 31, 2011:
Second Quarter (from May 19, 2011)	$122.70	$60.14
Third Quarter	$115.05	$70.04
Fourth Quarter	$95.00	$55.98
Year ended December 31, 2012:
First Quarter	$106.97	$61.28
Second Quarter	$120.63	$88.00
Third Quarter	$125.50	$91.67
Fourth Quarter	$123.51	$94.75
Year ended December 31, 2013:
First Quarter	$184.15	$109.80
Second Quarter	$202.91	$160.20
Third Quarter (through August 30, 2013)	$247.98	$177.26

On August 30, 2013 the last reported sale price of our Class A common stock on the NYSE was $240.04 per share. As of June 30, 2013, we had 74 holders of record of our Class A common stock and 23 holders of record of our Class B common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Dividend policy

We have never declared or paid, and do not anticipate declaring or paying, any cash dividends on our capital stock. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

Capitalization

The following table shows our cash, cash equivalents and short-term investments and capitalization as of June 30, 2013:

•
on an actual basis; and

•
on an as adjusted basis to give effect to the sale by us of 4,165,972 shares of our Class A common stock in this offering at an assumed public offering price of $240.04 per share, the last reported sale price of our Class A common stock on the New York Stock Exchange on August 30, 2013, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, not including the SEC registration fee which is being deferred.

	As of June 30, 2013
(in thousands, except share and per share data)	Actual	As adjusted

Cash, cash equivalents and short-term investments	$873,398	$1,850,278

Stockholders' equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.0001 par value: 1,000,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Class A common stock, $0.0001 par value: 1,000,000,000 shares authorized, 94,598,365 and 93,566,905 shares issued and outstanding, respectively, actual; 1,000,000,000 shares authorized, 98,764,337 and 97,732,877 shares issued and outstanding, respectively, as adjusted	9	10
Class B common stock, $0.0001 par value: 120,000,000 shares authorized, 18,336,655 shares issued and outstanding, actual and as adjusted	2	2
Additional paid-in capital	1,055,870	2,032,749
Accumulated other comprehensive loss	(64)	(64)
Accumulated earnings	55,200	55,200

Total stockholders' equity	1,111,017	2,087,897

Total capitalization	$1,111,017	$2,087,897

The total number of shares of our Class A and Class B common stock reflected in the discussion and table above is based on 93,566,905 shares of Class A common stock and 18,336,655 shares of our Class B common stock outstanding, and excludes, as of June 30, 2013:

•
5,573,418 shares of our Class B common stock issuable upon the exercise of outstanding options as of June 30, 2013 at a weighted-average exercise price of $8.75 per share;

•
1,060,547 shares of our Class A common stock issuable upon the exercise of outstanding options as of June 30, 2013 at a weighted-average exercise price of $129.19 per share;

•
4,093,725 shares of our Class A common stock issuable upon the release of outstanding restricted stock units as of June 30, 2013;

•
9,156,698 shares of our Class A common stock reserved for future grant or issuance under our 2011 Equity Incentive Plan as of June 30, 2013; and

•
2,968,214 shares of our Class A common stock reserved for issuance under our 2011 Employee Stock Purchase Plan as of June 30, 2013.

Description of capital stock

General

The following descriptions of our capital stock and certain provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws. Copies of these documents have been filed with the SEC and are incorporated by reference to our registration statement, of which this prospectus forms a part.

Our certificate of incorporation provides for three classes of common stock: Class A common stock, Class B common stock and common stock. No shares of common stock will be issued or outstanding until the date on which the number of outstanding shares of Class B common stock represents less than 10% of the aggregate combined number of outstanding shares of Class A common stock and Class B common stock, at which time all outstanding shares of Class A common stock and Class B common stock will automatically convert into shares of common stock. In addition, our certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock consists of 2,220,000,000 shares, all with a par value of $0.0001 per share, of which:

•
1,000,000,000 shares are designated as Class A common stock;
•
120,000,000 shares are designated as Class B common stock;
•
1,000,000,000 shares are designated as common stock; and
•
100,000,000 shares are designated as preferred stock.

As of June 30, 2013, we had outstanding 93,566,905 shares of Class A common stock and 18,336,655 shares of Class B common stock. As of June 30, 2013, we had 74 holders of record of our Class A common stock and 23 holders of record of our Class B common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. As of June 30, 2013, we also had outstanding options and restricted stock units to acquire 10,727,690 shares of Class A and Class B common stock held by employees, directors and consultants.

Class A and Class B common stock

Voting rights

Holders of our Class A common stock and Class B common stock have identical rights, provided that, except as otherwise expressly provided in our certificate of incorporation or required by applicable law, on any matter that is submitted to a vote of our stockholders, holders of Class A common stock are entitled to one vote per share of Class A common stock and holders of Class B common stock are entitled to 10 votes per share of Class B common stock. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except that there will be a separate vote of our Class A common stock or Class B common stock as a single class in the following circumstances:

•
if we proposed to amend our certificate of incorporation (i) to increase or decrease the par value of the shares of a class of our stock or (ii) to alter or change the powers, preferences or special rights of the shares of a class of our stock so as to affect them adversely;

•
if we propose to treat the shares of a class of our stock differently with respect to any dividend or distribution of cash, property or shares of our stock paid or distributed by us;

•
if we propose to treat the shares of a class of our stock differently with respect to any subdivision or combination of the shares of a class of our stock; or

•
if we propose to treat the shares of a class of our stock differently in connection with a change of control with respect to any consideration into which the shares are converted or any consideration paid or otherwise distributed to our stockholders.

Under our certificate of incorporation, we may not increase or decrease the authorized number of shares of Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class.

Under our certificate of incorporation, we may not issue any shares of Class B common stock, other than upon exercise of options, warrants, or similar rights to acquire common stock outstanding prior to the filing date of our certificate of incorporation and in connection with stock dividends and similar transactions, unless that issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock.

We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Economic rights

Except as otherwise expressly provided in our certificate of incorporation or required by applicable law, shares of Class A common stock and Class B common stock will have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation those described below.

Dividends and distributions.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock will be entitled to share equally, identically and ratably, on a per share basis, with respect to any dividend or distribution of cash, property or shares of our capital stock paid or distributed by the Company, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class. In the event a dividend or distribution is paid in the form of shares of Class A common stock or Class B common stock or rights to acquire shares of such stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation rights.    Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock will be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities and the liquidation preferences and any accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Change of control transactions.    Upon (A) the closing of the sale, transfer or other disposition of all or substantially all of our assets, (B) the consummation of a merger, reorganization, consolidation or share transfer which results in our voting securities outstanding immediately prior to the transaction (or the voting securities issued with respect to our voting securities outstanding immediately prior to the transaction) representing less than a majority of the combined voting power of the voting securities of the company or the surviving or acquiring entity or (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons of securities of the company if, after closing, the transferee person or group would hold 50% or more of the outstanding voting stock of the company (or the surviving or acquiring entity), the holders of Class A common stock and Class B common stock will be treated equally and identically with respect to shares of Class A common Stock or Class B common stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Subdivisions and combinations.    If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Conversion

Our Class A common stock and Class B common stock will each convert automatically into a single class of common stock on the date on which the number of outstanding shares of Class B common stock represents less than 10% of the aggregate combined number of outstanding shares of Class A common stock and Class B common stock.

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon (i) the date specified by affirmative vote or written consent of the holders of at least 66 2/3% of the outstanding shares of Class B common stock, or (ii) any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including, without limitation, transfers for tax and estate planning purposes, so long as the transferring holder of Class B common stock continues to hold exclusive voting and dispositive power with respect to the shares transferred.

Upon the death of a holder of Class B common stock who is a natural person, the Class B common stock held by that person or his or her permitted estate planning entities will convert automatically into Class A common stock. In the event of the death or permanent mental disability of Reid Hoffman, our founder, shares of Class B common stock held by him or his permitted estate planning entities will convert to Class A common stock, provided that the conversion will be deferred for up to nine months following his death or permanent mental disability so long as exclusive voting control of his shares of Class B common stock is being exercised by a group of voting trustees previously approved by our board of directors. Once transferred and converted into Class A common stock, the Class B common stock will not be reissued. Following the conversion of all outstanding shares of Class A common stock and Class B common stock into a single class of common stock on the date on which the number of outstanding shares of Class B common stock represents less than 10% of the aggregate combined number of outstanding shares of Class A common stock and Class B common stock, no further shares of Class A common stock or Class B common stock will be issued.

Preferred stock

Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 100,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Class A common stock or Class B common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our Class A common stock or Class B common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. No shares of preferred stock are currently outstanding, and we have no present plan to issue any shares of preferred stock.

Registration rights

Stockholder registration rights

We are party to an investors' rights agreement which provides certain holders of our capital stock, including our co-founder and board Chair, Reid Hoffman, have certain registration rights, as set forth below. This investors' rights agreement was entered into in November 2003 and has been amended and restated from time to time in connection with our preferred stock financings. The registration of shares of our Class A common stock pursuant to the exercise of registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. The registration of shares of our Class A common stock pursuant to the exercise of registration rights under the investors' rights agreement would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective. The demand, piggyback and Form S-3 registration rights described in the investors' rights agreement expire with respect to any particular stockholder, at such time that, in the opinion of counsel, that stockholder can sell all of its shares under Rule 144 of the Securities Act during any three month period and such registrable securities represent less than one percent of our outstanding capital stock. As of the date of this prospectus, the registrations rights have expired as to any stockholder that is party to the investors' rights agreement to the extent that such stockholder can sell all of its shares under Rule 144 of the Securities Act during any three month period. All such remaining registration rights have been waived with respect to this offering.

Anti-takeover provisions

Certificate of incorporation and bylaws

Our certificate of incorporation provides for a board of directors comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our certificate of incorporation and bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only the majority of our whole board of directors, chair of the board of directors or our chief executive officer may call a special meeting of stockholders.

As described above in "—Class A and Class B Common Stock—Voting Rights," our certificate of incorporation further provides for a dual class common stock structure, which provides our founders, current investors, executives and employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

Our certificate of incorporation and bylaws provide that our directors may be removed only for cause and require a supermajority stockholder vote for the rescission, alteration, amendment or repeal of the certificate of incorporation or bylaws by stockholders. Our certificate of incorporation and bylaws will also provide that vacancies occurring on our board of directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of our board of directors. Our bylaws establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. The combination of the classification of our board of directors, the lack of cumulative voting, supermajority stockholder voting requirements, the ability of the board to fill vacancies and the advance notice provisions make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions, including the dual class structure of our common stock, may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•
before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Choice of forum

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Limitations of liability and indemnification

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•
any breach of the director's duty of loyalty to us or to our stockholders;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•
any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director's duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our bylaws, we will also be empowered to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of our directors and executive officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder's investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Market listing

Our Class A common stock is listed on the New York Stock Exchange under the symbol "LNKD."

Transfer agent and registrar

The transfer agent and registrar for our Class A and Class B common stock is ComputerShare Trust Company, N.A. The transfer agent's address is 250 Royall Street, Canton, Massachusetts 02021, and the telephone number is (800) 662-7232.

Material United States federal income tax consequences to non-U.S. holders of our Class A common stock

The following is a summary of the material United States federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our Class A common stock issued pursuant to this offering. This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our Class A common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our Class A common stock issued pursuant to this offering and who hold our Class A common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder's particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, certain former citizens or long-term residents of the United States, partnerships or other pass-through entities and investors in such pass-through entities, real estate investment trusts, regulated investment companies, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, or the Medicare contribution tax, persons that own, or have owned, actually or constructively, more than 5% of our common stock and persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of non-U.S. holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our Class A common stock that is not a "U.S. person" or a partnership (including any entity or arrangement treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any of the following:

•
an individual citizen or resident of the United States;

•
corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on our Class A common stock

If we make cash or other property distributions on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's tax basis in the Class A common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described under "—Gain on Disposition of Our Class A Common Stock" below.

Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) including a U.S. taxpayer identification number and certifying such holder's qualification for the reduced rate. Treasury Regulations or the applicable treaty will provide rates to determine whether dividends paid to an entity should be treated as paid to the entity or the entity's owners. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder's behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our Class A common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the Class A common stock are effectively connected with such holder's U.S. trade or business, the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our Class A common stock that are effectively connected with a non-U.S. holder's United States trade or business (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain on disposition of our Class A common stock

Subject to the discussion below regarding backup withholding and certain recently enacted legislation, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock, unless:

•
the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•
the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•
our Class A common stock constitutes a "United States real property interest" in the event we are a United States real property holding corporation, or USRPHC, for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our Class A common stock and our Class A common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests. We believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our Class A common stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required because the dividends were effectively connected with the holder's conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 28% rate, however, generally will apply to payments to a non-U.S. holder of dividends on or the gross proceeds or a disposition of our Class A common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. If any amount is withheld under the backup withholding rules, the non-U.S. holder should consult with a U.S. tax advisor regarding the possibility of and procedure for obtaining a refund or a credit against the non-U.S. holder's U.S. federal income tax liability, if any.

Recently enacted legislation affecting taxation of our Class A common stock held by or through foreign entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends made after June 30, 2014 and the gross proceeds of a disposition of our common stock paid after December 31, 2017 to a "foreign financial institution" (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an inter-governmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. The legislation also generally will impose a U.S. federal withholding tax of 30% on dividends made after June 30, 2014 and the gross proceeds of a disposition of our common stock paid after December 31, 2017 to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or the non-financial foreign entity otherwise qualifies for an exemption from the rule. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Underwriting

We are offering the shares of our Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of our Class A common stock listed next to its name in the following table:

Underwriter	Number of shares

J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Allen & Company LLC
Total	4,165,972	(1)

(1)    Based on an aggregate offering of $1.0 billion at an assumed price of $240.04.

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent registered public accounting firm. The underwriters are committed to purchase all the shares of our Class A common stock offered by us if they purchase any shares, other than the shares subject to their option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

The underwriting fee is equal to the public offering price per share of our Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without option exercise	With full option exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $              . We have agreed to reimburse the underwriters for certain fees and expenses in an amount up to $10,000.

The underwriters propose to offer the shares of Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less

a concession not in excess of $              per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $              per share to certain other dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

We have granted to the underwriters a 30-day option to purchase up to              additional shares of Class A common stock, at the public offering price less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will purchase shares in approximately the same proportion as shown in the table above.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

For a period of 90 days after the date of this prospectus, we have agreed that we will not, and will not publicly announce an intention to, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock, or permit any director or officer of the Company to do any of the foregoing; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock, or permit any director or officer to do any of the foregoing, whether any such transaction described in (i) or (ii) is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise; (iii) file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or (iv) consent to the removal of stop transfer instructions with respect to shares of the Class A common stock held or beneficially owned by any director or officer of our company without the prior written consent of J.P. Morgan Securities LLC, with limited exceptions. In addition, our directors and officers only sell securities held or beneficially owned by them through 10b5-1 sales plans and, in accordance with our insider trading policy, do not sell our securities outside of such plans.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our Class A common stock is listed on the New York Stock Exchange under the trading symbol "LNKD."

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that are designed to stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, if any, and may do so in the future. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. Morgan Stanley & Co. LLC and its affiliates collectively own less than 5% of our Class A common stock.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), from and including the date on which the European Union Prospectus Directive (the EU Prospectus Directive) was implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•
to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•
in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression "EU Prospectus Directive" means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Hong Kong

The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Japan

The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A common stock pursuant to an offer made under Section 275 of the SFA except:

(a)
to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law;

(d)
as specified in Section 276(7) of the SFA; or

(e)
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Cooley LLP, Palo Alto, California, will act as counsel to the underwriters.

Experts

The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of LinkedIn Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

 Information incorporated by reference

We "incorporate by reference" certain documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering, or in any other document we subsequently file with the SEC that also is incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus.

The following documents previously filed with the SEC are hereby incorporated by reference in this prospectus:

•
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including portions of our proxy statement from our 2013 Annual Meeting of Stockholders held on June 13, 2013 to the extent incorporated by reference into such Annual Report on Form 10-K;

•
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

•
Our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on February 20, 2013, February 27, 2013, April 12, 2013 and June 14, 2013; and

•
The description of our Class A common stock contained in our Registration Statement on Form 8-A (File No. 001-35168) filed with the Commission on May 9, 2011, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have "furnished" or may in the future "furnish" to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We hereby undertake to provide without charge to each person, including any person with a beneficial ownership interest, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference. Requests for such copies should be directed to our Investor Relations department, at the following address:

LinkedIn Corporation
2029 Stierlin Court
Mountain View, CA 94043
(650) 687-3600

 Where you can find additional information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy documents we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

Our Internet address is www.linkedin.com. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports or proxy statements filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any internet addresses provided in this prospectus are for information only and are not intended to be hyperlinks. In addition, the information on or available through our website is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any free writing prospectus.

This prospectus constitutes a part of a registration statement we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares of our common stock, reference is hereby made to the registration statement. The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above or at the SEC's website described above. Statements contained herein concerning any document filed or incorporated by reference as an exhibit to the registration statement do not purport to be complete, and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

* * * * *

Part II

Information not required in prospectus

Item 14.    Other expenses of issuance and distribution

The following table sets forth fees and expenses payable by the registrant, other than underwriting discounts and commissions, in connection with the distribution of the securities being registered hereby. All amounts set forth below are estimates.

	Amount to be paid

SEC registration fee		$(1)
FINRA fees	$225,500
Printing fees	$25,000
Legal fees and expenses	$175,000
Accounting fees and expenses	$175,000
Transfer agent and registrar fees	$12,000
Miscellaneous	7,500

Total	$620,000	(2)

(1)    In accordance with Rule 456(b) and 457(r) we are deferring payment of the registration fee for the securities offered by this prospectus.

(2)    Does not include the SEC registration fee which is being deferred as noted in footnote (1).

Item 15.   Indemnification of officers and directors

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with our directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 16.    Exhibits and financial statement schedules

(a)    Exhibits

			Incorporated by reference
Exhibit number
		Exhibit description	Form	File no.	Exhibit(s)	Filing date

1.1	*	Form of Underwriting Agreement.
3.1		Form of Amended and Restated Certificate of Incorporation of LinkedIn Corporation.	S-1	333-171903	3.2	March 11, 2011
3.2		Form of Amended and Restated Bylaws of LinkedIn Corporation.	S-1	333-171903	3.4	March 11, 2011
4.1		Form of LinkedIn Corporation's Class A Common Stock Certificate.	S-1	333-171903	4.1	May 9, 2011
4.2		Form of LinkedIn Corporation's Class B Common Stock Certificate.	S-1	333-171903	4.2	May 9, 2011
4.3		Third Amended and Restated Investors' Rights Agreement, by and among LinkedIn Corporation and the investors listed on Exhibit A thereto, dated June 13, 2008.	S-1	333-171903	4.2	January 27, 2011
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
23.2		Consent of Deloitte & Touche LLP, independent registered public accounting firm.
24.1		Power of Attorney (see page II-6 of this registration statement).

*      To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.

Item 17.   Undertakings

(a)    The undersigned registrant hereby undertakes:

  (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

    (i)     If the registrant is relying on Rule 430B:

      (A)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

      (B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

    (ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration or made in any such document immediately prior to such date of first use.

  (5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7)    For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (8)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering period.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on September 3, 2013.

LinkedIn Corporation
By:	/s/ JEFFREY WEINER Jeffrey Weiner Chief Executive Officer

Power of attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven Sordello and Erika Rottenberg, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JEFFREY WEINER Jeffrey Weiner	Chief Executive Officer and Director (principal executive officer)	September 3, 2013
/s/ STEVEN SORDELLO Steven Sordello	Senior Vice President and Chief Financial Officer (principal financial officer)	September 3, 2013
/s/ SUSAN TAYLOR Susan Taylor	Vice President, Corporate Controller and Chief Accounting Officer (principal accounting officer)	September 3, 2013

Signature	Title	Date

/s/ A. GEORGE "SKIP" BATTLE A. George "Skip" Battle	Director	September 3, 2013
/s/ REID HOFFMAN Reid Hoffman	Chair of the Board of Directors	September 3, 2013
/s/ LESLIE KILGORE Leslie Kilgore	Director	September 3, 2013
/s/ STANLEY MERESMAN Stanley Meresman	Director	September 3, 2013
/s/ MICHAEL MORITZ Michael Moritz	Director	September 3, 2013
/s/ DAVID SZE David Sze	Director	September 3, 2013

Exhibit index

			Incorporated by reference
Exhibit number
		Exhibit description	Form	File no.	Exhibit(s)	Filing date

1.1	*	Form of Underwriting Agreement.
3.1		Form of Amended and Restated Certificate of Incorporation of LinkedIn Corporation.	S-1	333-171903	3.2	March 11, 2011
3.2		Form of Amended and Restated Bylaws of LinkedIn Corporation.	S-1	333-171903	3.4	March 11, 2011
4.1		Form of LinkedIn Corporation's Class A Common Stock Certificate.	S-1	333-171903	4.1	May 9, 2011
4.2		Form of LinkedIn Corporation's Class B Common Stock Certificate.	S-1	333-171903	4.2	May 9, 2011
4.3		Third Amended and Restated Investors' Rights Agreement, by and among LinkedIn Corporation and the investors listed on Exhibit A thereto, dated June 13, 2008.	S-1	333-171903	4.2	January 27, 2011
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
23.2		Consent of Deloitte & Touche LLP, independent registered public accounting firm.
24.1		Power of Attorney (see page II-6 of this registration statement).

*      To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.